EXHIBIT 10.37

EMPLOYMENT AGREEMENT

This Agreement is made as of September 5, 2003, by and between Hacienda Bank, a California banking corporation (“Hacienda”), and David Duarte (“Executive”).

WHEREAS, Hacienda has entered into an Agreement to Merge and Plan of Reorganization, dated June 11, 2003,  (the “Merger”) pursuant to which Hacienda will become a wholly owned subsidiary of Heritage Oaks Bancorp (“HOB”) and Executive will become President and Chief Operating Officer of Hacienda; and

WHEREAS, Executive is currently employed by Hacienda in the capacity of Chief Credit Officer, and Executive’s background, expertise and efforts have contributed to the success and financial strength of Hacienda; and

WHEREAS, Hacienda wishes to assure itself of the continued opportunity to benefit from Executive’s services after the Merger and for the period provided in this Agreement, and Executive wishes to serve in the employ of Hacienda on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of Hacienda (“Board”) has determined that the best interests of Hacienda would be served by Executive’s employment after the Merger as President and Chief Operating Officer with Hacienda under the terms of this Agreement.

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below.  Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

(1)                                  Definitions.

(a) “Agreement” means this employment agreement and any amendments hereto complying with Section 14(a) hereof.

(b) “Board” means the Board of Directors of Hacienda unless the context otherwise requires.

(c) “Cause” means:

(1) Executive engages in personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties (unless such failure was in good faith with a reasonable belief that Executive was acting in the best interests of Hacienda or HOB) or willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses) ;

(2) Executive engages in illegal activity which materially adversely affects Hacienda’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors in good faith; or

(3) Executive commits any act which would cause termination of coverage under Hacienda’s Bankers’ Blanket Bond as to Executive (as distinguished from termination of coverage as to Hacienda as a whole).

(d) “Change in Control” means a change of control of HOB of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not HOB is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

(i)                                     there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of control of HOB,

(ii)                                  any Person (other than a director or former director of HOB) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of HOB representing 20% or more of the combined voting power of HOB’s then outstanding securities;

(iii)                               the individuals who were members of the Board of Directors of HOB immediately prior to a meeting of the shareholders of HOB, which meeting involves a contest for the election of directors, do not constitute a majority of the Board of Directors of HOB following such meeting or election;

(iv)                              a merger or consolidation (in which HOB is not the surviving entity) or sale or other disposition of all or substantially all of the assets of HOB in one transaction or a series of transactions; or

(v)                                 there is a change, during any period of two consecutive years, of a majority of the Board of Directors of HOB as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

In no event will (i) any of the transactions contemplated by the Merger nor (ii) any merger of Hacienda with and into a subsidiary of HOB, be deemed to constitute a Change in Control of HOB.

(e) “Code”  shall mean the Internal Revenue Code of 1986, as amended.

(f) “Control” means the possession, direct or indirect, by any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act) of the power to direct or cause the direction of the management policies of HOB, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of HOB.

(g) “Disability” means physical or mental illness defined as Executive being unable to fully perform the duties required under this Agreement for a continuous period of ninety (90) days or a cumulative period of one hundred twenty (120) days in any one calendar year.  If there should be a dispute between Hacienda and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Santa Barbara County Medical Association.  The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

(h) “Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(i) “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(j) “Resign for Good Reason” or “Resignation for Good Reason” has the meaning found in Section 7(e).

(k) “Term” means the initial term of this Agreement and any extensions hereof, as provided in Section 4, whether prior to or following a Change in Control.

(l) “Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

(i)                                     Retirement by Executive;

(ii)                                  Death of Executive;

(iii)                               Disability;

(iv)                              Expiration;

(v)                                 Resignation for Good Reason;

(vi)                              Resignation other than Resignation for Good Reason;

(vii)                           Termination Without Cause; and

(viii)                        Termination for Cause.

(m) “Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

(i)                                     A resignation by Executive, except for Resignation for Good Reason;

(ii)                                  Termination for Cause;

(iii)                               Retirement;

(iv)                              Disability;

(v)                                 Death; or

(vi)                              Expiration.

2.                                       At-Will Employment.  It is agreed by the parties hereto that the Executive’s employment by Hacienda hereunder shall be at-will, and that, subject to Executive’s rights under this Agreement, Hacienda may at any time elect to terminate this Agreement and Executive’s employment by Hacienda for any reason by action of its Board.

3.                                       Position and Responsibilities.  The Executive shall serve as President and Chief Operating Officer of Hacienda and, subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority.

4.                                       Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment, shall be deemed to have commenced as of the effective time of the Merger, and shall continue until 12:00 midnight January 31, 2005, unless sooner terminated.  The initial term shall automatically be extended for an additional one (1) full additional year without further action by the parties on January 31, 2005, and on each succeeding January 31st thereafter.  Hacienda or Executive, may stop an automatic one year extension, however, by serving written notice (“Notice of Non-Renewal”) upon the other party within 60 calendar days prior to January 31, 2005, or within 60 calendar days prior to January 31 of any succeeding year, as the case may be, of such party’s intention that this Agreement shall expire at the end of such Term.  In the event Hacienda retains Executive as an employee following the Non-Renewal and expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability.  If Hacienda does not retain Executive as an employee after the Non-Renewal and Expiration of the Term, Executive’s employment shall cease without further liability of the parties to each other. Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation (unless resignation is for Good Reason after a Change in Control), retirement, death or Disability, or upon Executive’s Termination for Cause.

5.                                       Full Time, Exclusive Employment.  During the Term hereof, Executive shall devote exclusively all of his business time, attention, skill and efforts to the faithful performance of the business of Hacienda to the fullest extent necessary to properly discharge his duties and responsibilities hereunder and consistent with the highest and best standards of the banking industry and in compliance with all applicable laws, regulations and rules as well as Hacienda’s Articles of Incorporation and Bylaws.  Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with Hacienda and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.                                       Compensation.

(a)   Salary.   For Executive’s services hereunder, Hacienda shall pay or cause to be paid as annual base salary (gross) to Executive the sum of $112,000.00; provided, however, that January 31, 2004 and each January 31st thereafter during the Term will be the annual salary review date for Executive (a “Salary Review Date”) at which time Executive’s base salary shall be reviewed for increase based on the attainment of yearly goals assigned to Executive.  Any increase in base salary being effective as of February 1st of such year.

Said salary shall be payable in equal installments in conformity with Hacienda’s normal payroll practice, and shall be paid less all applicable taxes, with holdings, and deductions.

(b)   Bonuses.   Executive may receive an annual bonus in an amount to be determined by the Board of Directors, based upon the agreed-upon performance of Hacienda on an annual basis.  Such bonus will be based upon the bonus policy established by the board of directors of Hacienda and all bonuses will be paid on an annual basis during the first quarter of the next year.

(c)   Vacation.   Executive shall be entitled to up to four (4) weeks of vacation each year during the Term, which vacation shall be taken at such times as are agreed upon by Executive and the Board of Directors; provided, however, that during each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the Mandatory Vacation), which shall be taken consecutively.  Executive shall not be entitled to vacation pay in lieu of vacation; provided, however, that any vacation days earned but not used in any year may be carried over to future years, subject to any cap or limitation on vacation benefit accrual that may be contained in HOB’s Employee Policy Guide (which cap or limitation is hereby incorporated by reference).

(d)   Group Medical Benefits.   Hacienda, at its expense, shall provide for Executive full family medical and dental insurance as well as accident and health, and income continuation insurance benefits (including disability) for Executive equivalent to the normal and customary benefits available from time to time in accordance with the policies of HOB for itself and its subsidiaries for an employee of Executive’s salary level

(e)   Employee Benefits and Perks.   In addition to the foregoing, during the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of Hacienda or HOB not otherwise provided for in this Agreement on the same basis as other employees of Hacienda including, without limitation, plans or arrangements providing use of Hacienda provided credit card(s), car telephone(s), pager(s) and such other perks (if such is (are) being so provided) upon the terms and conditions previously in effect.

(f)   Expenses.   During the period of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by Hacienda.

(g)   Stock Option.   Executive shall be granted an option to purchase 20,000 shares of HOB common stock with 20% of such options becoming vested on the first anniversary of the grant of the option and with an additional 20% of the option becoming vested on the second, third, fourth and fifth anniversary dates, respectively, of the grant of the option.  The strike price of said stock option shall be 100% of the fair market value of HOB’s common stock on the date of grant.

(h)   Auto Allowance.   Executive shall be entitled to payment of an automobile allowance in the amount of $350.00 per month during the Term; provided, however, on each Salary Review Date this benefit will be reviewed by Hacienda to determine if an auto allowance will continue for the next year or if an auto should be provided to executive with all related expenses paid by Hacienda.

(i)   Life Insurance.   Assuming that Executive qualifies insurable, Hacienda will provide Executive with a term life insurance policy of $100,000 payable to a beneficiary to be designated by Executive.

(j)   401k.   Executive shall be entitled to participate in a Hacienda sponsored 401k plan, or if there is no such plan, then in a company-wide 401k plan sponsored by HOB.

(k)   Salary Continuation Program.   Subject to Executive being able to qualify under a bank-owned life insurance program, Executive shall be eligible to participate in a Hacienda sponsored salary continuation program pursuant to which Executive will be entitled to receive a benefit of $2,500 per month for 180 months upon retirement at the age of 65.

7.                                       Termination.

(a)   Resignation, Retirement, Death or Disability.   Executive’s employment hereunder shall cease at any time by Executive’s resignation (other than a resignation for Good Reason as provided in Section 7(e)), or by Executive’s retirement, death or Disability.  Disability shall be deemed to have occurred only after following the procedure contained in Section 1(g) above.

(b)   Termination for Cause.   Executive’s employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board’s finding of conduct by Executive amounting to Cause for such termination.  Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of HOB.  In the absence of at least three (3) disinterested outside directors, a determination of Cause shall be submitted to and made by an arbitrator(s) pursuant to Section 12 hereof.

(c)   Termination Without Cause.   Executive’s employment may be terminated Without Cause upon 30 days’ notice for any reason, subject to the payment of all amounts including severance benefits required by Section 8 hereof.  Any termination shall be effective immediately unless another time period is specified herein upon Hacienda’s giving of notice to Executive, and all liability or obligation by Hacienda hereunder to Executive (except for severance benefits, as may be provided below) shall thereupon cease.  Such termination shall not prejudice any remedy which Hacienda may have at law, in equity, or under this Agreement.

(d)   Expiration.   Executive’s employment shall cease, or shall continue on an at-will basis as provided in Section 4 hereof, upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(e)   Resignation for Good Reason.   Following a Change in Control during the Term hereof, Executive may, under the following circumstances, regard Executive’s employment as being constructively terminated by Hacienda (and in such case Executive’s employment shall terminate) and may, therefore, Resign for Good Reason within 90 days of Executive’s discovery of the occurrence of one or more of the following events, any of which shall constitute “Good Reason” for such Resignation for Good Reason:

(i)                                     Without Executive’s express written consent, the assignment to Executive of any duties materially inconsistent with Executive’s position, duties, responsibilities and status with Hacienda immediately prior to the Change in Control, or any subsequent removal of Executive from or any failure to re-elect him to any such position;

(ii)                                  Without Executive’s express written consent, the termination and/or material reduction in Executive’s facilities (including office space and general location) and staff reporting and available to Executive immediately prior to the Change in Control;

(iii)                               A reduction by Hacienda of Executive’s base salary or of any bonus compensation applicable to him as in effect immediately prior to the Change in Control;

(iv)                               A failure by Hacienda to maintain any of the employee benefits and perks to which Executive was entitled immediately prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits and perks in effect immediately prior to the Change in Control; or the taking of any action by Hacienda which would materially affect Executive’s participation in or reduce Executive’s benefits under any such benefits’ or perks’ plans, programs or policies, or deprive Executive of any material fringe benefits enjoyed by him immediately prior to the Change in Control;

(v)                                 Hacienda requiring Executive to be based at an office that is greater than 25 miles from where Executive’s office is located immediately prior to the Change in Control, except for required travel on Hacienda’s behalf to an extent substantially consistent with Executive’s present business travel obligations;

(vi)                              Any purported Termination of Executive’s employment by Hacienda other than those effected in good faith pursuant to Sections 7(a) and 7(b) of this Agreement; or

(vii)                           The failure of Hacienda to obtain the assumption of this Agreement by any successor.

Additionally, even if no Change in Control has occurred, Executive shall be entitled to resign, in his sole and absolute discretion, at any time within one year of the latest of: (1) the effective date of the Merger, (2) the close of the Merger, or (3) the date that Executive assumes the positions and responsibilities set forth in Section 3 hereinabove (“Commencement Date”).  Any resignation within one year of the Commencement Date shall be deemed a Resignation for Good Reason, and Executive shall be entitled to the severance payment due pursuant to Section 8(f).

(f)   Supervisory Suspension.   If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Hacienda’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, Hacienda’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Hacienda shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(g)   Regulatory Removal.   If the Executive is removed and/or permanently prohibited from participating in the conduct of Hacienda’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of Hacienda under this Agreement shall terminate as of the effective date of the order.

8.                                       Payments to Executive Upon Termination.

(a) Death, Disability or Retirement.  In the event of Termination of this Agreement due to Executive’s death, Disability or retirement, except for those benefits provided by life insurance and salary continuation pursuant to Sections 6(d), (e), (i) and (k), Executive or Executive’s spouse and/or estate shall be entitled to NO benefits from Hacienda and Hacienda shall have no further liability or obligation to Executive, including any obligation to provide severance benefits pursuant to this Section 8 below.

(b) Resignation Without Good Reason or Expiration.  In the event of Executive’s resignation (other than a Resignation for Good Reason), or upon Expiration, Hacienda shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c) Termination for Cause.  In the event Executive is Terminated for Cause, Hacienda shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(d) Termination Without Cause Prior to a Change in Control.  Upon the occurrence of a Termination Without Cause prior to a Change in Control, as damages for breach of this Agreement, Hacienda shall as severance benefits to Executive provide the following: (a) severance pay in a sum equivalent to Executive’s then existing base salary for a period of twelve (12) months next following Executive’s termination (in lieu of any payments otherwise due for the balance of the Term), which payment shall be payable to Executive in one lump sum payment on the effective date of termination of Executive’s employment hereunder; and (b) continuation of family medical insurance benefits provided to Executive hereunder for twelve (12) months after termination. Such lump sum shall be paid not later than the tenth (10th) day following the date of Termination Without Cause. The parties agree that the provision of such severance benefits shall constitute full and complete performance by Hacienda of its obligations hereunder.

(e) Termination Without Cause or Resignation for Good Reason, After a Change in Control.  If in the twelve (12) month period following a Change in Control, Executive (i) Resigns for Good Reason or (ii) is otherwise Terminated Without Cause, Hacienda shall pay to Executive a lump sum payment equal to twelve (12) months base salary then in effect.  Such lump sum shall be paid not later than the tenth (10th) day following the date of Termination Without Cause or a Resignation for Good Reason.  If Executive is not offered continuing employment at the time of a Change in Control, Hacienda shall pay to Executive a lump sum payment equal to (A) twenty-four (24) months base salary then in effect and (B) the amount required to pay for family medical insurance coverage for a period of twelve (12) months.  Such lump sum shall be paid not later than the tenth (10th) day following the date of Change in Control.

(f)  Termination Within One Year of Commencement Date.  If Executive resigns for any reason within one year following the Commencement Date (as defined in Section 7(e)), Hacienda shall pay to Executive as severance his remaining base salary then in effect from the date of termination through the date that is one full year following the Commencement Date, together with all amounts required to pay for family medical insurance through that same date.  Said amounts shall be paid in a lump sum payment no later than the tenth (10th) day following the effective date of Executive’s resignation.  The severance provided by this Section shall replace any severance provided by Executive’s existing change in control agreement with Hacienda, which shall be terminated upon the Commencement Date.

The parties agree that the provisions of such severance benefits shall constitute full and complete performance by Hacienda and HOB of any obligations hereunder and under all prior change in control agreements.

(g) Merger of Hacienda with and into a Subsidiary of HOB.  If during the Term, Hacienda is merged with and into a subsidiary of HOB and (i) Executive is not offered employment with such subsidiary or (ii) Executive declines an offer of employment by such subsidiary, Executive shall be entitled to receive as severance an amount equal to the payment contemplated by Subsection (d).

(h) Source of Payments.  All payments provided in Section 8 shall be paid in cash from the general funds of Hacienda, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(i) Consistent Returns.  Hacienda and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither Hacienda nor Executive will file any returns or reports which take a contrary position.

(j) Reduction of Payment.  Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from Hacienda would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by Hacienda’s independent auditors or if such firm is no longer providing tax services to Hacienda to such other tax advisor as shall be mutually acceptable to Hacienda and Executive, and such determination shall be conclusive and binding on Hacienda and Executive with respect to the treatment of the payment for tax reporting purposes.

(k) Sole Remedy.  The receipt of the amounts described in this Section 8, and attorneys fees as set forth in Section 12 in the event of breach, if any, shall constitute Executives sole remedy under this Agreement against Hacienda and its officers, directors, employees and agents.

9.                                       Confidentiality and Trade Secrets.

(a) Trade Secrets.  During the Term, Executive will have access to and become acquainted with what Executive and Hacienda acknowledge are trade secrets, to wit, knowledge or data concerning Hacienda and/or HOB,  including its operations and business, and the identity of customers of Hacienda and HOB, including knowledge of their financial condition, their financial needs, as well as their methods of doing business.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of twenty four (24) months after the termination of this Agreement, except as required in the course of Executive’s employment with Hacienda.

(b) No Unfair Competition.  Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Hacienda’s or HOB’s Confidential Information obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition.  Executive shall not engage in any unfair competition with the Hacienda or HOB either during the Term or at any time thereafter

(c) Return of Documents.  Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, software, computer programs or similarly generated electronic materials or other materials used and/or developed by Executive during the Term are solely the property of Hacienda, and that Executive has no right, title or interest therein.  Upon termination of the Term of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to Hacienda in good condition.

(d) Unauthorized Disclosure.  During the period of his employment hereunder and for a period of two years following the cessation of such employment (irrespective of the reason therefor), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of Hacienda or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of Hacienda, any confidential information obtained by him while in the employ of Hacienda; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

10.                                 Waivers.  Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

11.                                 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

If to Hacienda, to:

Hacienda Bank

361 Town Center West, Suite 200

Santa Maria, California 93456

Attn: Lawrence Ward

Facsimile: (805)

with a copy to:

John F. Stuart, Esq.

REITNER & STUART

1319 Marsh Street

San Luis Obispo, California 93401

Facsimile: (805) 545-8599

If to Executive, to:

David Duarte

c/o Hacienda Bank

361 Town Center West, Suite 200

Santa Maria, California 93456

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

12.                                 Arbitration.  Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration in the State of California and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure.  Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.  The cost of such arbitration, including reasonable attorney’s fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide.  Arbitration shall be the exclusive remedy of Executive and Hacienda and the award of the arbitrator(s) shall be final and binding upon the parties.  All reasonable costs, including reasonable attorney’s fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

13.                                 Indemnification.  Hacienda will indemnify Executive to the fullest extent permitted by the laws of the state of California and to the extent not inconsistent with the foregoing, the Articles of Incorporation and Bylaws of Hacienda as in effect on the date of the Change in Control of Hacienda, in respect of all Executive’s services rendered to Hacienda and its subsidiaries prior to the Date of Termination.  Executive shall be entitled to the protection of any insurance policies Hacienda now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been a director, officer or employee of Hacienda or any of its subsidiaries during his employment therewith.

14.                                 General Provisions.

(a) Entire Agreement.  This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein.  No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  Any written amendment, waiver, or termination hereof executed by Hacienda and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c) No Waiver.  Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d) Headings.  The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e) Severability.  If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f) Governing Law.  This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws the United States and to the extent not inconsistent therewith the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(g) Assumption.  Hacienda shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of Hacienda to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that Hacienda would be required to perform it if no such succession had taken place.

(h) Advice of Counsel.  Executive acknowledges that Hacienda has been represented by Counsel in connection with the preparation of the Agreement and that he has been encouraged to consult with other legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement.  Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement.  The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement.  Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

N WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:		HACIENDA BANK

By:
Its:
print name:

THE EXECUTIVE

Witness